           Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces First Quarter 2022 Results

First Quarter and Recent Highlights:

●

Continued AquaRefining equipment shipments to first Asia Pacific  partner, ACME Metal. Sourced in-country equipment.  All remaining equipment needed for phase one implementation shipping in April / May to support a late Q2/early Q3 install and commissioning. Engineering package and operational plans are finalized.

●	Produced first high purity nickel from lithium-ion battery black mass at the Company’s Innovation Center in the Tahoe-Reno Industrial Center.

●	Produced high purity copper from lithium-ion battery black mass at the Company’s Innovation Center.

●	Produced first lithium hydroxide from lithium-ion battery black mass at the Company’s Innovation Center in the Tahoe-Reno Industrial Center.

●	Secured feedstock for all pilot testing of the lithium-ion battery recycling system at the Innovation Center through the end of 2023.

●

Added strategic capabilities by appointing Dave McMurtry as Chief Strategist, retaining Silver State Government Relations to help engage state and federal governments, and appointing Justin Chen as Aqua Metals’ Asia Pacific regional leader.

●	Exercised our warrants to increase our ownership in LiNiCo from ~10% to ~12%.

●

Raised additional net proceeds of $3.9 million during the first quarter through opportunistic share sales utilizing at-the-market sales agreements to support our increased R&D efforts related to lithium-ion battery recycling.

●	Completed substantially all work required for handover of the 140,000 square foot AquaRefinery we leased to own to LiNiCo for $14.25M to $15.25M

Reno, Nev., Nov. 4, 2021 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for its first quarter ended March 31, 2022.

Steve Cotton, President and Chief Executive Officer, commented, “During the first quarter of 2022, we commenced Aqualyzer equipment shipments to ACME Metals’, the world’s first deployment of third generation (version 1.5) AquaRefining operation. These shipments, both from the U.S. and from in-country equipment suppliers the Company has established in Taiwan, will support the previously announced plan to install and commission the AquaRefining facility in 2022.

We continue to build on our positive forward momentum with lithium-ion battery recycling, and we have made noteworthy progress in moving our economical and environmentally advantageous lithium-ion battery (LiB) recycling process from concept to execution to meet the exponential growth in global demand for lithium-ion battery recycling and supply chain needs. In February, we announced that we had achieved a key milestone and potentially an important industry breakthrough by producing our first lithium hydroxide from lithium-ion battery black mass at the Company’s Innovation Center in the Tahoe-Reno Industrial Center. This is significant because currently the only commercially proven recycling technology being utilized for lithium-ion batteries is smelting, which does not recover the lithium. In March, we announced that we had achieved another key accomplishment in metals recycling by recovering copper from lithium-ion battery black mass at the Company’s Innovation Center. This week, we announced the production of high purity nickel from lithium-ion battery black mass and demonstrated that nickel sulfate can be easily produced from the nickel metal source. The Company is excited with the results of our R&D efforts. Later this year, we plan to install and commission our pilot-scale system and expand  our production later next year. We have already secured our black mass feedstock needs to complete our initial pilot and pre-demonstration testing through the end of 2023.

Our business model today is capital light, focusing on providing equipment and licensing our technologies in an enabler model that allows us to work with anyone in the industry globally and address the entire marketplace.  We are also exploring joint ventures and potentially operating our own lithium-ion battery recycling facilities in the future, particularly as our Li AquaRefining matures through 2022 and into 2023.”

2022 Q1 Financial Results

During the first quarter of 2022, Aqua Metals focused on research and development activities to enhance its ability to recycle metals found in lithium-ion batteries and commenced shipping equipment to ACME Metals’ facility. The Company was not in commercial production during 2022 and, as a result, generated no revenue during the quarter.

Cost of product sales decreased by approximately 38% during the year to $0.9 million compared to $1.6 million in Q1 2022. The cost of product sales decreased during Q1 2022 due to wrapping up the plant clean-up project.

Research and development costs included expenditures related to improving the Lithium-ion battery AquaRefining technology. During the three months ended March 31, 2022, research and development increased overall for the quarter by approximately 91% compared to the three months ended March 31, 2021. Research and development is a crucial part of our business strategy and includes our focus on continuous product improvement of the Company's proprietary technology for LAB recycling and further advancing our development related to the application of AquaRefining to recycling lithium-ion batteries.

General and administrative expenses increased approximately 20% for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Increases in general and administrative expenses included changes in stock-based compensation and an increase in professional fees.

For the first quarter of 2022, the Company had an operating loss of $4.3 million, compared to an operating loss of $4.2 million for the first quarter of 2021. The net loss for the first quarter of 2022 was $4.4 million, or $0.06 per basic and diluted share, compared to a net loss of $4.1 million, or $0.06 per basic and diluted share, for the first quarter of 2021.

The Company utilized its at-the-market share sales agreement during the quarter. Through opportunistic share sales, Aqua Metals raised additional net proceeds of approximately $3.9 million during the first quarter.

During the first quarter of 2022, the Company exercised the warrant for all 500 LINICO Series A Preferred shares. The 2,000 shares of the Series A Preferred Stock represent approximately 12% of LINICO common stock on a fully diluted basis.

During the first quarter of 2022, the Company sold $0.8 million of equipment classified as assets held for sale.

As of March 31, 2022, the Company had $9 million in cash and cash equivalents.

Conference Call and Webcast

The Company will hold a conference call to discuss those results and corporate developments at 4:30 p.m. (EDT), the same day. Investors can access the live call by dialing (877)-407-9708 toll free or (201)-689-8259 for international callers. Participants have the option of attending the earnings call online by accessing the following link: https://event.webcasts.com/starthere.jsp?ei=1544965&tp_key=4d6405c83e

The results call will include PowerPoint presentation slides so if you do listen via telephone, please log in online to view those slides. A live webcast or replay of the earnings conference call is also available via the company website, and can be found at the following link: https://ir.aquametals.com/ir-calendar. A telephone replay will be available until May 12, 2022, by dialing (877)-660-6853 or (201)-612-7415 and using Pin Number 13729444.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generate ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in Reno, Nevada. To learn more, please visit www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our Aqua Metals Innovation Center, our ability to develop our AquaRefining technologies for the recycling of lithium-ion batteries and the expected benefits of our Innovation Center, the recycling of lithium-ion batteries and our deployment of AquaRefining technology and equipment to our Taiwan partner’s facility. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not derive the expected benefits from our Aqua Metals Innovation Center; (2) the risk we may not be able to recycle lithium-ion batteries using our AquaRefining process or, if we do, derive the expected benefits from such recycling; (3) the risk that we may experience COVID-19 related delays in deploying equipment and technology to our Taiwan partner; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital, through the sale of our TRIC facilities and equipment or otherwise, as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 24, 2022. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$9,040	$8,137
Accounts receivable	435	269
Lease receivable, current portion	1,019	920
Inventory	45	123
Assets held for sale	1,100	2,633
Prepaid expenses and other current assets	427	356
Total current assets	12,066	12,438

Non-current assets
Property and equipment, net	2,780	2,367
Intellectual property, net	595	640
Investment in LINICO	2,000	1,500
Lease receivable, non-current portion	15,244	15,528
Other assets	887	796
Total non-current assets	21,506	20,831

Total assets	$33,572	$33,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,025	$685
Accrued expenses	2,889	3,005
Lease liability, current portion	282	388
Total current liabilities	4,196	4,078

Building purchase deposit	1,250	1,328
Lease liability, non-current portion	508	330
Total liabilities	5,954	5,736

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 74,934,199 and 70,416,552 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	75	70
Additional paid-in capital	215,799	211,309
Accumulated deficit	(188,256)	(183,846)
Total stockholders’ equity	27,618	27,533

Total liabilities and stockholders’ equity	$33,572	$33,269

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021

Operating cost and expense
Cost of product sales	$994	$1,610
Research and development cost	551	289
General and administrative expense	2,765	2,299
Total operating expense	4,310	4,198

Loss from operations	(4,310)	(4,198)

Other income and (expense)
Insurance proceeds net of related expenses	—	(12)
PPP loan forgiveness	—	131
Loss on disposal of property and equipment	(150)	—
Interest expense	—	(5)
Interest and other income	52	—

Total other income (expense), net	(98)	114

Loss before income tax expense	(4,408)	(4,084)

Income tax expense	(2)	(2)

Net loss	$(4,410)	$(4,086)

Weighted average shares outstanding, basic and diluted	71,927,523	66,877,948

Basic and diluted net loss per share	$(0.06)	$(0.06)